Exhibit 99.2
NYMAGIC, INC.
Moderator: Andrew Mielach
November 3, 2009
9:00 a.m. EST

Operator:	Good morning. Welcome to the NYMAGIC, INC. conference call to discuss third quarter 2009 financial results.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

Now I would like to turn the call over to Andrew Mielach of Tiberend Strategic Advisors, Inc.

Andrew Mielach:	Thank you TK and thank you everyone for joining us today. By now all of you should have received a copy of the company’s press release which was disseminated yesterday after the close of the financial markets. If you have not received a copy, please contact Tiberend Strategic Advisors at 212-827-0020 and a copy will be emailed to you immediately.

With us today we have George Kallop, President and Chief Executive Officer, Tom Iacopelli, Chief Financial Officer and Paul Hart, General Counsel.

Before we begin, we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance, and financial condition contained herein, including statements related to the outlook of the company’s performance in 2009 and beyond, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but are not limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yields, estimation of loss reserves and loss reserve development, net loss retention, and the affect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies, and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results of the 2009 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now I would like to turn the call over to George Kallop, President and Chief Executive Officer of NYMAGIC.

George Kallop:	Thank you. Good morning everyone. This morning I’d like to make some brief comments on the third quarter and nine months ended September 30, 2009 and afterwards we will be happy to take any questions you may have.

Overall I am very pleased to report that the company had a very profitable third quarter and a very profitable first nine months of 2009 as well.

The company reported net income of $14.6 million, or $1.68 per fully diluted share, for the three months ended September 30, 2009. For the nine months ended September 30, 2009, the company reported net income of $32.3 million, or $3.74 per diluted share.

Book value per share calculated on a fully diluted basis increased from $19.11 at December 31, 2008, to $23.85 at September 30, 2009. This was an increase of $4.74 per share, or 25%. We are very pleased with the returns provided to our shareholders during this period.

Focusing on insurance operations, gross premiums written totaled $49.5 million and net premiums written totaled $37.7 million during the third quarter of 2009, compared with gross premiums written of $55.5 million and net premiums written of $39.8 million during the third quarter of 2008. This represented decreases of 11% and 5% respectively.

Gross premiums written totaled $167.4 million and net premiums written totaled $126.0 million for the nine months ended September 30, 2009, compared with gross premiums written of $174.7 million and net premiums written of $134.0 million during the first nine months of 2008. This represented decreases of 4% and 6% respectively.

Within the ocean marine segment, our decision to terminate a cargo program at the end of 2007 caused reductions in each of gross and net premiums written totaling $3.0 million and $7.9 million for the three months and nine months ended September 30, 2009.

Most other marine lines posted small decreases in gross premiums during the third quarter. However, for the nine months ending September 30, Marine Liabilities remains flat with last year and energy is up about 10% from last year.

Within Inland Marine/Fire, small premium increases were achieved in surety accounts during the third quarter while other lines remained essentially flat. For the nine months ended September 30, however, property accounts have registered significant increases while surety and other lines recorded smaller increases.

Within Other Liabilities, MMO Agencies contributed $7.8 million to gross premiums through September and $3.1 million during the third quarter alone, compared with $748,000 for the third quarter and first nine months of 2008. Professional Liability was essentially flat during the third quarter, but it has posted a significant increase over 2008 during the first nine months of 2009.

Excess workers’ compensation is down slightly from last year for the nine months ending September 30, but it was up significantly during the third quarter. We appear to be recovering some lost ground in this category.

Our contractor’s liability book and our commercial auto lines have shown consistent weakness during the year.

Net premiums earned totaled $38.5 million during the third quarter of 2009 compared with $40.5 million during the third quarter of 2008. This was a decrease of $2 million, or about 5%.

Net premiums earned totaled $117.7 million for the nine months ended September 30, 2009, compared with net premiums earned of $128.5 million during the first nine months of 2008. This was a decrease of 8%.

Most of these decreases in net premiums earned occurred within the ocean marine segment and a substantial portion of this was attributable to termination of the cargo program referred to above. Inland Marine/Fire also decreased by a small amount. On the other hand, other liabilities net premiums earned showed increases during these periods.

The company’s combined ratio was 102.1%for the three months ended September 30, 2009, as compared with 118.2%for the same period of 2008. The company’s combined ratio was 98.3% for the nine months ended September 30, 2009, as compared with 115.6% for the same period of 2008.

Hurricanes Gustav and Ike contributed 17.7% and 5.7% to the third quarter and nine months ended September 30, 2008 combined ratio respectively. In addition, a settlement of certain disputed reinsurance receivables contributed 9.6% to the combined ratio for the nine months ended September 30, 2008.

Our expense ratio continues to reflect the cost of increased staffing and computer system implementation expenditures as we position the company for future growth. We are hopeful that increasing premium volumes in coming quarters will enable us to bring the expense ratio down. And it is an area we are focused on.

Favorable loss reserve development amounted to $3.9 million and $13.2 million for the third quarter and nine months ended September 30, 2009. Favorable loss development in 2009 occurred in each business segment, primarily as a result of favorable loss reporting trends.

The company’s loss ratio was a very favorable 51.5% for the third quarter of 2009 and 49.2% for the nine months ended September 30, 2009. This was partly attributable to lower current accident year loss ratios in the ocean marine and other liability lines and partly attributable to favorable loss development.

Turning to investment results, net investment income amounted to $14.6 million for the third quarter of 2009 and $34.3 million for the nine months ended September 30, 2009.

Investment income for the third quarter of 2009 included $11.3 million from limited partnership hedge funds and $2.8 million from fixed maturity securities.

Investment income for the nine months of 2009 included $6.6 million from investments categorized as trading securities, which primarily included tax exempt securities and commercial loans. In addition, $20.5 million was recorded as income from limited partnership hedge funds. Further, the company earned $1.5 million on its mortgage-backed securities and $7.1 million from its portfolio of other fixed maturity securities.

Net income for the third quarter and nine months ended September 30, 2009 included tax benefits of $2.7 million and $5.9 million, respectively, as the result of a partial reversal of the company’s deferred tax valuation allowance previously provided for capital losses. This resulted from capital gains achieved in the portfolio during the first nine months of 2009. The company’s remaining deferred tax evaluation allowance amounted to $11.6 million at September 30, 2009. To the extent that the company achieves capital gains in the future, the company may be able to reverse additional amounts of this allowance in future periods.

In sum, investment returns during the third quarter and first nine months of 2009 were truly exceptional and contributed substantially to shareholder returns.

At September 30, 2009, the company’s total cash investments and net receivable for securities sold amounted to $667.2 million compared with $572.4 million at December 31, 2008. This was an increase of about $95 million that resulted from increase in the value of the company’s investments as well as favorable cash flows from operations.

In conclusion, NYMAGIC had a very profitable third quarter and a very profitable nine months of 2009. Book value for diluted shares increased 25% since the beginning of the year. To be sure, insurance markets remain very challenging but we are maintaining underwriting discipline as evidenced by our excellent loss ratios. We also remained focused on increasing premium volume by expanding our product offerings.

MMO Agencies, for example, is developing at a very nice pace, and we see the potential for significant continuing growth in this segment. We also recently launched a new commercial trucking program and a new program to write small private aviation accounts. We also have plans for new product offerings for the fourth quarter.

At the same time, our investment strategy has paid handsome dividends so far this year, and we remain diligent in monitoring investment markets to seek out the most attractive risk adjusted returns.

In sum, what a difference a year makes. I would now be pleased to answer any questions you may have.

Operator:	At this time I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for a moment to compile the Q and A roster.

Your first question comes from the line of Amit Kumar with Fox-Pitt, Kelton.

George Kallop:	Good morning, Amit.

Amit Kumar:	Good morning, and congratulations on the strong results.

George Kallop:	Thank you.

Amit Kumar:	You talked about commercial trucking and private aviation.

George Kallop:	Yes.

Amit Kumar:	And you also talked about new product offerings. Can you expand a bit more on that? In a generic sense, tell us how much we can expect that number to be in terms of top line going forward.

George Kallop:	Let me first start with MMO Agencies, because that’s the biggest number. As I commented earlier in the discussion, MMO Agencies did $3.1 million during the third quarter. So clearly, you can think about what the annualized rate of that is. I will also tell you, that based on results in October, it is running at a rate significantly above that. So we’re very optimistic about the future of MMO Agencies as a contributor to premium growth.

We have also been talking with Glen Yanoff, who heads that activity, about some new product offerings through MMO Agencies which may accelerate that growth even further.

As regards to the two recently launched programs, they are brand new. It’s really too early to talk a lot about them, except to say that the commercial trucking program is west coast based and we think we have a great partner. With careful risk selection criteria, we would like to think that it’s got the potential to add $10 million or so in annual premium. We shall see. It’s very early.

The private aviation program is southwestern based, low limits, a million dollars for hull, a million dollars for liability. Obviously, you get great diversification that way. We’re going to feel our way and see how far that goes.

So we do have a number of things that have just been launched. We have a couple of thoughts on other things that are being considered. I might also comment that we seem to be picking up volume in the surety area and we’re looking for avenues to further increase that.

The loss experience in our surety business is excellent so far, and if we can find an opportunity to build additional premium in that book of business, I think that would be a very good contributor to future profitability.

Amit Kumar:	That’s very helpful. In terms of rates, can you go through some of your lines and talk about the rates and the renewal book and also touch upon the terms and conditions as to how they might have changed.

George Kallop:	Talking about the ocean marine area, I think it’s probably fair to say on the marine liability side the rates are kind of flat. There has been some competition on terms of conditions, particularly focused on removal of wreck provisions, which we are standing firm on, and limiting exposure in that respect.

Quite frankly, we’ve lost a little bit of volume on that basis, but again, we’re focused on profitability, and I think in the end our judgments are going to hold sway. We’ve been in the marine liability business for a very long time, and I think our underwriters clearly know a good risk from a questionable one.

Rates otherwise are generally flat to soft. I’d characterize them as being zero to negative 5%. And that probably characterizes most of the lines we’re dealing with.

So it’s a tough market out there but, as I’ve said many times before, a lot of the business we write, particularly the liability area, is smaller insurance, lower limits, more customer loyalty and, quite frankly, I think that’s helping us to maintain our volumes across lines of business and particularly in the other liability area.

The contractor business in New York is down significantly, as you might expect, but we’re letting the business go rather than write business that we think is of questionable profitability.

Amit Kumar:	That’s helpful again. You talked about the competition. When you compare Q3 to Q2, and in Q4, what are your thoughts on the current state of the market, and when do you foresee the rate decreases start to reverse going forward?

George Kallop:	I’m not a predictor of the future. So, my answer to that, is that we react to rates as they exist, and honestly I don’t know where rates are heading at this point. The optimist obviously says they’re going up. The pessimist says flat to down. I don’t know, but what I do know is that we are competing effectively in the environment that we live in, and as evidenced by our loss ratios we’re doing a very good job. Our underwriting staff is doing an excellent job on the underwriting front. And, as you know we’re ready to give up some volume to maintain profitability, and that’s what we’re doing. We’re also looking at new product segments to get into—to build that volume. That’s really the focus for the present and going forward.

Amit Kumar:	That’s helpful. My final question is, in terms of the reserve releases, I think you said that it was split amongst all the segments.

George Kallop:	Yes.

Amit Kumar:	Did you also mention the timeframe? I might have missed that. What accident years did that come from?

George Kallop:	Why don’t I ask Tom Iacopelli to respond to that?

Tom Iacopelli:	Amit, primarily the reserve releases came from the 2004 to 2006 years. We’re seeing some excellent loss development from the ocean marine class which has the largest level of reserve releases. On a year to date basis we’ve also seen some reserve releases in the auto liability class, and then lastly, the aviation class has had some very favorable results this year, both on a year to date basis and a quarterly basis. The aviation results would be prior to 2001.

Amit Kumar:	Thanks.

George Kallop:	Thank you, Amit.

Operator:	Again, at this time if you would like to ask a question, press star one on your telephone keypad. At this time if you would like to ask a question, press star one.

Your next question comes from the line of Dean Evans with KBW.

George Kallop:	Good morning Dean.

Dean Evans:	Hi guys. Congratulations on the good quarter.

George Kallop:	Thank you.

Dean Evans:	I was wondering if you could touch just briefly on expenses and when you think the expense ratio will start to trend down a bit.

George Kallop:	Clearly, expenses are an item of focus here. As I did comment, we have had some start up expenses particularly with MMO Agencies, but we have also added staff in other areas. I do think that in coming quarters certainly our expectation is that MMO Agencies will be increasing premium volumes, and we would hope to increase premium volumes elsewhere. I don’t envision a significant increase in staffing. I think it’s more along the lines of, OK we’ve got the resources in place; let’s watch them develop out the production that goes along with that.

So that’s one item. The other item is the computer system implementation which is taking longer and costs more than we anticipated. We are coming toward the finish line on that. I do think, starting very soon, we’re going to be throttling back on the expenses on that front. We don’t expect to be fully through that process until mid year next year, but I do think we’re going to start to be able to throttle back on the expense side. And so I’m looking forward to moderating expenses, which in fact means expense reductions in that category as opposed to flat expenses.

Those factors combined with our hope for growth in premium production and net premiums earned, I think, and hope and expect that that will bring the expense ratio down.

Dean Evans:	So mid to late next year, you would expect to see some reductions there.

George Kallop:	I think we’re going to see benefits before then. But in terms of the computer system, I don’t expect we’re going to be through that process until midyear next year at least. That doesn’t mean there’s going to be no savings between now and then. We are coming towards the end of what I’ll call the heavy lifting period.

Dean Evans:	That was really my only question.

George Kallop:	Thank you.

Operator:	Your next question comes from Morris Propp with Propp Companies.

Morris Propp:	Hi George.

George Kallop:	Good morning Morris

Morris Propp:	Thanks for the nice quarter. My question is for Tom. Could you just briefly describe how you account for favorable loss reserve developments, where they go—whether they go through the income statement or they just affect the equity?

Tom Iacopelli:	Our process for evaluating loss reserves is quite detailed. We have an internal actuary, we have myself, we have outside actuaries that look at our reserves, and that includes actual development through the nine months. This would include paid development, incurred development. We look at it by class. It’s a very thorough review. All our lines and classes are vetted thoroughly. Any reserve releases would go right through income and we’re very conservative in terms of when to release reserves. If we see actual coming in at less than expected, at that point, especially with the property line, we’ll release reserves. If it’s a casualty line, we’ll think about the historical development and make sure that this is real and then we’ll release it.

Through nine months we’ve seen some very good development on the ocean marine side. Each of our sub classes have performed very well, and particularly the marine liability class. From the other liability standpoint, through the year to date we’ve had favorable development. However, for the quarter, we had a small amount of unfavorable development, and that’s primarily because we saw some larger than expected losses in our commercial auto and professional liability lines. But, that was offset by favorable development in the casualty and excess workers’ comp lines.

Aviation continues to be strong. It’s been in run off since 2001, and we feel that all in we’re adequately reserved. We also look at our older umbrella book, which includes asbestos and environmental reserves. We keep track of that quarterly. In the end the numbers appear to be reasonable.

Morris Propp:	I was just asking an accounting question, whether or not it runs through the income statement. And you’re saying that it does run through the income statement.

Tom Iacopelli:	Yes, it does.

George Kallop:	It does.

Tom Iacopelli:	Yes.

Morris Propp:	That’s all I have. Thank you, guys.

George Kallop:	Morris, thank you.

Operator:	Your next question comes from Lance Gad with Lance Gad and Company.

George Kallop:	Good morning.

Lance Gad:	Yes, good morning. From the gentlemen that introduced you, it looked like we may have a new PR firm for NYMAGIC. If that’s the case, would you consider maintaining a list of people that wish to get emails and press releases?

In the past I know it’s really hit or miss. You have to just get the press release or see it on the internet in order to be advised of the call, and I know I’ve missed calls in the past. I would recommend that maybe we keep an email list to get the press release, which of course has the contact information for the conference call.

George Kallop:	First of all, Lance, the firm that we’re using has a different name because the firm was run by a gentleman who is since deceased.

Lance Gad:	Oh, I see.

George Kallop:	It is the same firm. Secondly, we are aware of your interest in an email list. Quite frankly, we are continuing to think about that. As I think you know, we primarily rely on our website for making available current information relating to the company.

As I believe Tom Iacopelli related to you, we have pretty much an established cycle as regards earnings releases, which generally, for the quarters, is the first week of the second month following the end of the quarter. So it’s not a hard date to keep track of. And, in terms of our annual earnings release, that sometimes comes the third month following the end of the year essentially. That’s pretty much the cycle we’ve got. We are very cognizant of treating all investors fairly, and quite frankly, our hesitation on developing a particular list, was if we have a list for one, we really need to have a list for absolutely everybody, and I think that’s quite frankly quite burdensome.

I think the best solution is that we’ll talk further and either Tom or myself will get back to you on your particular inquiry. But, for now, our website is the source of information and many people that do have access to internet communications do have a variety of mechanisms to alert them automatically to when there’s a news release coming out of NYMAGIC, and I would encourage you to do that in the interim.

Lance Gad:	OK, thank you.

George Kallop:	Thank you.

Operator:	Your next question is a follow up question from Amit Kumar with Fox-Pitt Kelton.

Amit Kumar:	Thanks. I just very quickly wanted to go back to your comment on the excess workers’ comp. I think you said you are recovering lost ground. Can you just expand on that?

George Kallop:	What I meant by that was that, if you look at the year to date on excess workers’ comp we’re down a little bit. If you look at the third quarter we were up significantly relative to the third quarter last year. So what I meant was, that we seem to be gaining lost ground, recovering from a deficiency, if you will. Now, where we end up at the end of the year, who knows, but suffice it to say, on a quarter to quarter basis, it was a pretty good quarter in the third quarter in the excess workers’ comp area.

I’ll also comment that our loss experience in the excess workers’ comp has been very good. We picked some high loss picks going into this thing, but there is this constant banter going back and forth between me and the actuaries. I keep asking where the losses are, and they keep telling me they’re coming. So, I’m very encouraged generally about the production level and also about the health of the overall book.

Amit Kumar:	That’s all I have. Thanks, and once again, congratulations on the quarter.

George Kallop:	Thank you.

Operator:	Again, at this time if you would like to ask a question, press star one. There are no further questions at this time.

George Kallop:	I would like to thank all of you for joining the call this morning. It’s been a good three months and a good nine months of 2009 for NYMAGIC and we’re very pleased with the returns provided to our shareholders.

We touched on some of our views about our focus for the coming quarters and look forward to speaking with all of you again after the end of the year. Thank you very much.

Operator:	This concludes today’s conference call. You may now disconnect your lines.
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